Exhibit 23.5

Markets and Markets Tower 7, Unit no. 802 Magarpatta Cybercity Hadapsar, Pune-411013.

AUGUST 2, 2016

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, Massachusetts 01803

Dear Sirs:

We, Markets and Markets of Magarpatta city, Hadapsar — Pune, Maharashtra India, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, and any amendments thereto (the “Registration Statement”) of Everbridge, Inc. and any related prospectuses of (i) our name and all references thereto and (ii) the statements set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

We further consent to the reference to our firm, under the caption “Industry and Market Data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

Yours faithfully,

/s/ Sanjay Singh                 02/08/2016

Name: Sanjay Singh

Designation: Manager — Global Accounts

For and on behalf of Markets and Markets

SCHEDULE

(1)	From your report entitled “Mass Notification Market—Global Forecast & Analysis To 2020” [Report Code: TC 3423] Markets and Markets estimates that the market for mass notification software was $1.712 billion in 2015 and is projected to grow at a compound annual growth rate of 20.9% to $4.478 billion in 2020.
(2)	From your report entitled “MASS NOTIFICATION SYSTEMS MARKET—GLOBAL FORECAST TO 2021” Markets and Markets estimates that the market for mass notification systems for Distributed Recipient Solutions was $713 million in 2015 and is projected to grow at a compound annual growth rate of 24.8% to $2.614 billion in 2021. From that same report, you project that Total Mass Notification Systems will grow from $3.611 billion in 2015 at a compound annual growth rate of 18.4% to $9.688 billion.
(3)	From your report entitled “PHYSICAL SECURITY MARKET—GLOBAL FORECAST TO 2020” [Report Code: TC 2675] Markets and Markets estimates that the market for Safety and Security was $7.29 billion in 2015 and is expected to grow to $10.23 billion in 2020 representing a 7% compound annual growth rate. The North American market for Safety and Security was $3.04 billion in 2015 and is expected to grow to $4.42 billion in 2020 representing a 7.7% compound annual growth rate. From that same report you report that Physical Security Information Management was $2.35 billion in 2015 and is expected to grow to $4.53 billion in 2020, a 14% compound annual growth rate. In North America, Physical Security Information Management was $.86 billion in 2015 and is expected to grow to $1.56 billion in 2020, a 12.7% compound annual growth rate.